EXHIBIT 99.1

October 20, 2004

Madeline Hopkins	Michael J. Ruane
(484) 582-5506	(484) 582-5405	www.sungard.com

SunGard Announces Record Results for Third Quarter 2004; Reaffirms Outlook

Businesses to Start from Position of Strength after Planned Spin-Off

Wayne, PA — SunGard (NYSE:SDS), a global leader in integrated software and processing solutions primarily for financial services and the pioneer and leading provider of information availability services, reported today that net income for the three months ended September 30, 2004 was $154 million, a 66% increase over the third quarter of 2003; diluted net income per share grew 68% to $0.52.

In September 2004, SunGard completed the sale of Brut LLC, its electronic communications network (ECN), to The NASDAQ Stock Market, Inc., and realized net after-tax cash proceeds of $147 million. The sale generated an after-tax gain of approximately $47 million, or $0.16 per diluted share, in the third quarter. Excluding this gain and all merger and spin-off costs, diluted net income per share for the quarter grew 16% to $0.37. Further details concerning merger and spin-off costs and the Brut gain are provided in the notes to this release.

Revenue for the third quarter increased 21% to $899 million. Internal revenue (revenue from businesses owned for at least one year and excluding revenue from Brut) was up 3% from the same period in 2003, with the impact of favorable exchange rates contributing approximately 2%.

Cristóbal Conde, president and chief executive officer, commented, “We are pleased with our solid performance this quarter. We continue to see our customers shift their priorities from cost cutting to cost containment, strategic investment in growth opportunities, and regulatory compliance. Our competitiveness is stronger than ever.”

On October 4, 2004, SunGard announced a plan to spin off its availability services business to stockholders through a tax-free distribution of shares. The spin-off is expected to be completed by the end of the first quarter of 2005, subject to customary conditions including the receipt of a favorable ruling from the Internal Revenue Service or an acceptable tax opinion.

Mr. Conde said, “Our plan to separate the two businesses has sharpened our focus and sense of urgency. After the spin-off, the software and processing business and the availability services business will each be better able to pursue growth strategies that are optimized for its own industry. Each business will be starting out from a position of strength, assisted by SunGard’s solid performance this quarter.”

Revenue for the first nine months of 2004 increased 23% over the same period in 2003 to $2.64 billion. Diluted net income per share for the first nine months increased 30% to $1.16. Excluding the Brut gain and all merger and spin-off costs, diluted net income per share grew 12% to $1.01.

SunGard’s 2004 outlook for diluted net income per share remains unchanged in the range of $1.37 to $1.42. This outlook assumes a continuation of the current demand environment for SunGard’s products and services. Because the timing and magnitude of merger costs are unpredictable, this outlook also assumes no merger-related items in 2004 and excludes both the Brut gain and the expenses related to the planned spin-off.

SunGard expects growth in internal revenue in both its software and processing business and its availability services business to be in the low single digits for the full year 2004, and in the low to middle single digits for the full year 2005. The separation of the businesses is expected to have a positive impact on growth at each business over time.

Software and processing, comprising Investment Support Systems and Higher Education and Public Sector Systems, provides a broad range of integrated solutions primarily to two verticals, financial services and higher education. In the third quarter, this business grew revenue by 33%, and internal revenue grew by 4%; license fees for the quarter were $57 million.

Investment Support Systems (ISS) revenue grew 12% to $454 million and license fees were $37 million for the quarter. Internal revenue grew 4% in the quarter, mostly from improvement in the buy-side. ISS serves customers in the global financial services industry as well as corporates, energy companies and governments by automating the processes associated with trading securities, managing portfolios, and accounting for investment assets. Customers are focused on improving their operational efficiency, growing their strategic lines of business, and meeting new compliance regulations. SunGard solutions are well positioned to help them achieve their goals. Some notable deals signed this quarter include:

•	The treasury department of a Fortune 100 global corporation selected an integrated solution comprising SunGard Panorama, Credient and BancWare to address its market and credit risk and asset and liability management needs.

•	A full-service, multi-line provider of insurance and financial services products for individuals, businesses and groups throughout the United States selected SunGard COMPASS for back-office administration of group worksite insurance offerings.

•	A global bank headquartered in South Africa selected SunGard’s Credient, an integrated market and credit risk solution running on an ASP basis.

Higher Education and Public Sector Systems (HE/PS) revenue increased 211% to $151 million; license fees reached $20 million for the quarter reflecting the seasonality of purchasing cycles in higher education where many customers have September 30 fiscal year ends. Internal revenue increased approximately 4% for the quarter. SunGard provides specialized ERP and administrative solutions to institutions of higher education, school districts and nonprofit organizations, as well as to local and state governments. Some notable deals signed this quarter include:

•	A comprehensive public university in Arkansas selected the SCT Banner Unified Digital Campus solution, including the SCT Luminis product family to support its more than 16,000 students.

•	A comprehensive public university in Ohio serving 21,000 students from all 50 states and 98 foreign countries selected the SCT Banner Unified Digital Campus, including the SCT Luminis product family and the SCT fsaATLAS case-management solution for international student/scholar offices.

•	One of the largest school districts in Texas chose SunGard’s Pentamation system for its administrative and information access and reporting needs.

Availability Services (AS) revenue increased 2% to $295 million for the quarter. AS serves information-dependent enterprises of all types by helping to ensure the continuity of their business. Customers are increasingly demanding solutions that help ensure their information is not only available, but also secure and compliant. This trend benefits vendors, such as SunGard, which can provide a complete range of solutions from traditional recovery to dedicated managed solutions for mission-critical systems. More than 400 new name accounts were signed in the first nine months of 2004. Some notable contracts signed this quarter include:

•	A Fortune 50 company that distributes pharmaceuticals and medical supplies selected SunGard for systems recovery, network services and professional services to provide assistance with testing and development of a business impact analysis.

•	A leading maker of computer components and peripherals signed an information availability and professional services agreement, based on the strength of SunGard’s recovery and managed services capabilities in North America and Europe.

•	One of the world’s largest restaurant operating and franchise companies selected SunGard’s recovery, network and recently launched e-mail availability services.

SunGard has exceptional cash flow, which enables it to invest in its existing businesses and new acquisitions. Cash flow from operations for the first nine months of the year was approximately $464 million. Total debt at September 30, 2004 was $559 million, a net increase of $359 million from December 31, 2003, after issuing $500 million of unsecured senior notes in January. These proceeds and existing cash balances were used during the first nine months of 2004 to fund nine acquisitions totaling $764 million (net of cash acquired) and capital expenditures of $167 million company wide. At September 30, 2004, cash balances were $487 million, an increase of $8 million from December 31, 2003.

In February of this year SunGard announced a five million share repurchase program to provide shares for SunGard’s employee stock purchase and stock option programs. Through June 30, two and a half million shares were repurchased for a total cost of $66 million. No additional shares were repurchased in the third quarter. The Company expects to continue repurchasing shares until this program expires in February 2005.

Webcast

SunGard will hold its quarterly earnings conference call at 9:00 a.m. EDT tomorrow, October 21, 2004. You may listen to the call live at www.vcall.com. An audio replay of the call will be available from noon tomorrow through Thursday, October 28, 2004 at www.vcall.com and at (719) 457-0820, passcode 840155. A copy of this press release and other financial and statistical data can be found at www.sungard.com by clicking on “Investors” and “SunGard Financial Reports.” All statements made by SunGard officers on the earnings conference call and the information posted on the SunGard Web site are the copyrighted property of SunGard. Recording of the earnings conference call is prohibited without the express prior written consent of SunGard.

About SunGard

SunGard is a global leader in integrated software and processing solutions, primarily for financial services. SunGard also helps information-dependent enterprises of all types to ensure the continuity of their business. SunGard serves more than 20,000 customers in more than 50 countries, including the world’s 50 largest financial services companies. SunGard (NYSE: SDS) is a member of the S&P 500 and has annual revenue of $3 billion. Visit SunGard at www.sungard.com.

Trademark Information: SunGard and the SunGard logo, BancWare, COMPASS, Credient, Panorama, Pentamation, SCT Banner, SCT fsaATLAS, and SCT Luminis, are trademarks or registered trademarks of SunGard Data Systems Inc. or its subsidiaries in the U.S. and other countries. All other trade names are trademarks or registered trademarks of their respective holders.

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995

Statements about the expected future prospects of our software and processing business and our availability services business as two independent companies if the planned spin-off is completed, statements about the expected effects, timing and completion of the planned spin-off, statements about our outlook for earnings per share in 2004, statements about our outlook for internal revenue growth in 2004 and 2005, and all other statements in this release other than historical facts, constitute forward-looking statements. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “would,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions which concern our strategy, plans or intentions. All statements we make relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those we expected. We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Some of the factors that we believe could affect our results include: general economic and market conditions, including the lingering effects of the economic slowdown on information technology spending levels, trading volumes and services revenue, and including the fact that the economic slowdown has left many companies with excess data center capacity that provides them with the capability for in-house high-availability solutions; the overall condition of the financial services industry, including the effect of any further consolidation among financial services firms; the regulatory, credit and market risks associated with our clearing broker operations; the integration of acquired businesses, the performance of acquired businesses including Systems & Computer Technology Corporation, and the prospects for future acquisitions; the effect of war, terrorism or catastrophic events; the timing and magnitude of software sales; the timing and scope of technological advances; the ability to retain and attract customers and key personnel; and the ability to obtain patent protection and avoid patent-related liabilities in the context of a rapidly developing legal framework for software and business-method patents. The planned spin-off may be delayed or may not be completed due to a number of factors, including the board of directors’ discretion to delay or cancel the spin-off or the failure to obtain a favorable ruling from the Internal Revenue Service or an acceptable tax opinion. The factors described in this paragraph and other factors that may affect our business or future financial results and our ability to complete a spin-off, as and when applicable, are discussed in our filings with the Securities and Exchange Commission, including our Form 10-K for the year ended December 31, 2003, a copy of which may be obtained from us without charge. We assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events or other factors.

SunGard Data Systems Inc.

Consolidated Income Statements

(in thousands, except per-share amounts)

(unaudited)

	Nine Months Ended September 30,		Three Months Ended September 30,
	2004	2003	2004	2003
Revenue:
Services	$2,364,263	$1,955,963	$799,878	$670,085
License and resale fees	200,974	136,324	75,540	49,976

Total products and services	2,565,237	2,092,287	875,418	720,061
Reimbursed expenses	73,469	58,664	23,920	22,366

	2,638,706	2,150,951	899,338	742,427

Costs and expenses:
Cost of sales and direct operating	1,216,793	946,544	410,484	321,357
Sales, marketing and administration	480,987	392,978	158,481	131,646
Product development	177,541	141,021	57,728	49,339
Depreciation and amortization	162,689	168,708	54,679	57,222
Amortization of acquisition-related intangible assets	89,491	63,721	31,065	23,722
Merger and spin-off costs	3,076	2,018	3,500	722

	2,130,577	1,714,990	715,937	584,008

Income from operations	508,129	435,961	183,401	158,419
Interest income	5,233	4,289	1,859	1,377
Interest expense	(22,173)	(7,854)	(7,780)	(2,553)
Gain on sale of Brut and other income (expense)	79,362	(2,880)	79,362	(2,880)

Income before income taxes	570,551	429,516	256,842	154,363
Income taxes	228,789	171,232	103,305	61,998

Net income	$341,762	$258,284	$153,537	$92,365

Basic net income per common share	$1.18	$0.91	$0.53	$0.32

Shares used to compute basic net income per common share	288,937	284,974	288,553	286,244

Diluted net income per common share	$1.16	$0.89	$0.52	$0.31

Shares used to compute diluted net income per common share	295,053	291,024	293,085	293,911

See Notes to Consolidated Condensed Financial Statements

SunGard Data Systems Inc.

Supplemental Income Statement Information

(in thousands)

(unaudited)

	Nine Months Ended September 30,		Three Months Ended September 30,
	2004	2003	2004	2003
Revenue:
Investment support systems	$1,373,505	$1,150,594	$453,636	$404,386
Higher education and public sector systems	379,618	131,583	150,886	48,462

Software and processing solutions	1,753,123	1,282,177	604,522	452,848
Availability services	885,583	868,774	294,816	289,579

	$2,638,706	$2,150,951	$899,338	$742,427

Income from operations:
Investment support systems	$223,060	$213,381	$79,268	$70,085
Higher education and public sector systems	62,128	16,559	29,275	7,223

Software and processing solutions	285,188	229,940	108,543	77,308
Availability services	264,240	239,189	91,501	91,488
Corporate administration	(38,223)	(31,150)	(13,143)	(9,655)
Merger and spin-off costs	(3,076)	(2,018)	(3,500)	(722)

	$508,129	$435,961	$183,401	$158,419

Operating margin:
Investment support systems	16.2%	18.5%	17.5%	17.3%

Higher education and public sector systems	16.4%	12.6%	19.4%	14.9%

Software and processing solutions	16.3%	17.9%	18.0%	17.1%

Availability services	29.8%	27.5%	31.0%	31.6%

Total	19.3%	20.3%	20.4%	21.3%

See Notes to Consolidated Condensed Financial Statements

SunGard Data Systems Inc.

Consolidated Condensed Balance Sheets

(in thousands)

	(unaudited) September 30, 2004	December 31, 2003
Assets:
Current:
Cash and equivalents	$487,341	$478,941
Accounts receivable, net	708,254	623,092
Clearing broker assets	138,499	126,250
Prepaid expenses and other current assets	156,651	135,009

Total current assets	1,490,745	1,363,292
Property and equipment, net	588,153	562,325
Software products, net	351,151	220,091
Customer base, net	560,166	398,765
Other assets, net	58,810	101,236
Goodwill	1,787,986	1,354,398

Total Assets	$4,837,011	$4,000,107

Liabilities and Stockholders’ Equity:
Current:
Short-term and current portion of long-term debt	$48,948	$12,943
Accounts payable and accrued expenses	401,566	396,086
Clearing broker liabilities	113,462	120,357
Deferred revenue	592,111	517,999

Total current liabilities	1,156,087	1,047,385
Long-term debt	510,014	186,854
Deferred income taxes	68,832	—

Total liabilities	1,734,933	1,234,239

Stockholders’ equity	3,102,078	2,765,868

Total Liabilities and Stockholders’ Equity	$4,837,011	$4,000,107

See Notes to Consolidated Condensed Financial Statements

SunGard Data Systems Inc.

Notes to Consolidated Condensed Financial Information

Note 1. Reconciliation of Net Income to Net Income Excluding Merger-related and Spin-off Items and Gain on sale of Brut

The Company has an active acquisition program, but does not budget for acquisitions because it cannot predict when transactions will occur or how much merger costs and related items, if any, will be recorded as expenses. Most merger costs are not recorded as expenses because they are required to be capitalized as part of the purchase price. Expensed merger-related items may not occur in every reporting period, and when they do occur, may fluctuate significantly in amount.

In addition, in 2004, the Company recorded two other types of unbudgeted items: costs incurred through September 30 related to the planned spin-off of its availability services business, and a gain related to the sale of Brut.

Accordingly, when assessing its financial results, the Company focuses on results before merger-related and spin-off items and the Brut gain. The following information concerning merger-related and spin-off items and the Brut gain is presented in order to show their impact on net income and diluted net income per common share.

	(unaudited) Nine Months Ended September 30,		(unaudited) Three Months Ended September 30,		Year Ended December 31, 2003
(in thousands, except per-share amounts)	2004	2003	2004	2003
Net income	$341,762	$258,284	$153,537	$92,365	$370,310

Merger and spin-off costs:
Costs associated with the acquisition of Sherwood Int’l plc (Sherwood):
Facility shut-down and severance costs	—	265	—	265	176
Costs associated with the acquisition of Caminus Corporation:
Purchased in-process research and development costs	—	910	—	—	910
Facility shut-down and severance costs	—	843	—	457	843
Costs associated with the acquisition of Guardian iT plc (Guardian):
Facility shut-down costs	—	—	—	—	2,317
Costs associated with the acquisition of Availability Solutions business of Comdisco, Inc.:
Gain on sale of non-operating facility	—	—	—	—	(6,563)
Adjustment of previously expensed facility shut-down and severance costs	(424)	—	—	—	(230)
Costs associated with the proposed spin-off of SunGard Availability Services:
Accounting, investment banking, legal and other costs	3,500	—	3,500	—	—

	3,076	2,018	3,500	722	(2,547)

Other (income) expense:
Items related to the acquisition of Sherwood:
Loss on foreign currency purchased in advance of closing of the acquisition	—	1,105	—	1,105	1,105
Equity in after-tax loss for the period between the acquisition of a 29.5% interest and the completion of the acquisition	—	1,775	—	1,775	1,775
Gain on sale of Brut	(79,362)	—	(79,362)	—	—

	(79,362)	2,880	(79,362)	2,880	2,880

Total merger-related and spin-off items and gain on sale of Brut	(76,286)	4,898	(75,862)	3,602	333
Tax effect of merger-related and spin-off items and gain on sale of Brut	(31,083)	1,231	(30,913)	716	(478)

After-tax effect of merger-related and spin-off items and gain on sale of Brut	(45,203)	3,667	(44,949)	2,886	811

Net income, excluding merger-related and spin-off items and gain on sale of Brut	$296,559	$261,951	$108,588	$95,251	$371,121

Diluted net income per common share	$1.16	$0.89	$0.52	$0.31	$1.27

Diluted net income per common share, excluding merger-related and spin-off items and gain on sale of Brut	$1.01	$0.90	$0.37	$0.32	$1.27